NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. Declares Dividends

Clinton, Connecticut, January 31, 2011 – Connecticut Water Service, Inc. (NASDAQ-GS: CTWS) today announced that its Board of Directors declared a quarterly cash dividend of $ 0.2325 per common share payable on March 15, 2011, for shareholders of record as of March 1, 2011. This quarterly dividend remains unchanged from the previous quarter and represents an annualized dividend of $0.93 per share. The Company’s annual dividend yield at the stock market closing price on January 28, 2011 was 3.8%. Connecticut Water has paid quarterly dividends on its common stock since its founding in 1956 without interruption or reduction and has increased dividend payments for each of the last 41 years.

Connecticut Water’s Board of Directors also declared a quarterly cash dividend of $0.20 per share on Preferred A shares payable on April 15, 2011, for shareholders of record as of April 1, 2011, and a quarterly cash dividend of $0.225 on Preferred 90 shares payable on May 2, 2011, for shareholders of record as of April 18, 2011.

The Company has a Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) that is open to registered shareholders. Additional information about the DRIP and a plan prospectus are available online at the Company’s Web site, http://www.ctwater.com/dividendreinvestment.htm or upon request.

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This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

News media contact:

Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669 8630 Ext. 3016